Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

On April 14, 2011, Motricity, Inc. (“Motricity” or “we”) acquired substantially all of the assets of Adenyo Inc. (“Adenyo”) and assumed certain liabilities. See notes to unaudited pro forma condensed combined financial statements for a detailed discussion of the acquisition.

The following unaudited pro forma condensed combined financial statements as at and for the year ended December 31, 2010 are based on our historical financial statements and on the historical financial statements of Adenyo as adjusted for the pro forma impact of applying the acquisition method of accounting in accordance with Generally Accepted Accounting Principles in the United States of America (“US GAAP”). The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The allocation of the purchase price reflected in these unaudited pro forma condensed combined financial statements has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the acquisition. A final determination of Adenyo assets and liabilities will be based on the actual valuation of the tangible and intangible assets and liabilities that exist at the completion of the acquisition. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of tangible and intangible assets. We anticipate finalizing the purchase price allocation by the second quarter of 2011. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined company may incur.

The unaudited pro forma condensed combined balance sheet at December 31, 2010 is presented as if the acquisition occurred on that date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 illustrates the effect of the acquisition as if the acquisition had occurred on January 1, 2010. The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with (i) the audited financial statements and notes thereto of Motricity in its Annual Report on Form 10-K at December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 and (ii) the audited financial statements of Adenyo as at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 included in Exhibit 99.1 to this current report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies, synergies or cost savings that Motricity may achieve, or any additional expense that may be incurred with respect to the combined company.

Motricity, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2010

(in thousands)

	Historical as of December 31, 2010
	Motricity	Adenyo (1)	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$78,519	$3,560	$(52,178	)(a)	$29,901
Restricted short-term investments	335	—	—		335
Accounts receivable, net of allowance for doubtful accounts	29,438	6,845	(137	)(b)	36,146
Prepaid expenses and other current assets	6,698	908	(713	)(b)(c)	6,893

Total current assets	114,990	11,313	(53,028)		73,275
Property and equipment, net	24,339	962	(277	)(d)	25,024
Goodwill	74,658	12,352	66,086	(e)	153,096
Intangible assets, net	17,693	4,168	14,516	(e)	36,377
Other assets	134	1,412	(1,176	)(b)(f)	370

Total assets	$231,814	$30,207	$26,121		$288,142

Liabilities, redeemable preferred stock and stockholders’ deficit
Accounts payable and accrued expenses	$30,488	$12,002	$(1,099	)(b)(g)	$41,391
Loans and borrowings, current portion	—	502	—		502
Deferred revenue, current portion	746	1,623	(804	)(h)	1,565
Other current liabilities	981	64	(45	)(b)	1,000

Total current liabilities	32,215	14,191	(1,948)		44,458
Loans and borrowings, net of current portion	—	266	—		266
Deferred revenue, net of current portion	131	—	—		131
Deferred tax liability	5,328	20	1,933	(f)	7,281
Other noncurrent liabilities	714	315	1,038	(i)	2,067

Total liabilities	38,388	14,792	1,023		54,203

Redeemable preferred stock	49,862	—	—		49,862

Stockholders’ equity
Common stockholder’s equity	467,606	51,075	(7,720	)(j)(k)	510,961
Accumulated deficit	(324,088)	(35,205)	32,363	(j)	(326,930)
Accumulated other comprehensive income	46	(455)	455	(j)	46

Total stockholders’ equity	143,564	15,415	25,098		184,077

Total liabilities, redeemable preferred stock and stockholders’ equity	$231,814	$30,207	$26,121		$288,142

(1) See Note 3 to the unaudited pro forma combined condensed financial statements.

Motricity, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2010

(in thousands, except share data and per share amounts)

	Historical for Year Ended December 31, 2010
	Motricity	Adenyo (1)	Pro Forma Adjustments		Pro Forma Combined
Revenues
Managed services	$90,292	$10,188	$—		$100,480
Professional services	43,087	5,743	—		48,830

Total revenues	133,379	15,931	—		149,310
Operating expenses
Direct third-party expenses	17,044	2,691	—		19,735
Datacenter and network operations, excluding depreciation	30,749	1,018	—		31,767
Product development and sustainment, excluding depreciation	25,955	6,456	—		32,411
Sales and marketing, excluding depreciation	13,769	7,726	—		21,495
General and administrative, excluding depreciation	41,034	9,351	—		50,385
Depreciation and amortization	12,595	1,751	1,826	(l)	16,172
Restructuring	407	—	—		407

Total operating expenses	141,553	28,993	1,826		172,372

Operating loss	(8,174)	(13,062)	(1,826)		(23,062)

Other income (expense), net
Other income (expense)	3,357	—	—		3,357
Interest and investment income (expense), net	(108)	(114)	—		(222)

Other income (expense), net	3,249	(114)	—		3,135

Loss before provision for income taxes	(4,925)	(13,176)	(1,826)		(19,927)
Provision for income taxes	2,090	1,680	(639	)(m)	3,131

Net loss	(7,015)	(14,856)	(1,187)		(23,058)
Accretion of redeemable preferred stock	(12,093)	—	—		(12,093)
Series H redeemable preferred stock dividends	(868)	—	—		(868)
Series D1 preferred dividends	(332)	—	—		(332)

Net loss attributable to common stockholders	$(20,308)	$(14,856)	$(1,187)		$(36,351)

Net loss attributable to common stockholders basic and diluted	($0.88)				($1.39)
Weighted-average common shares outstanding basic and diluted	22,962,555		3,277,002	(n)	26,239,557

(1) See Note 3 to the unaudited pro forma combined condensed financial statements.

Motricity, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(amounts in thousands, except share data and per share amounts)

1. Background and Basis of Pro Forma Presentation

On April 14, 2011, we acquired substantially all of the assets of Adenyo and its subsidiaries and assumed certain of Adenyo’s liabilities (including those of its subsidiaries) (the “Acquisition”), pursuant to an Arrangement Agreement (the “Arrangement Agreement”), dated as of March 12, 2011, by and among Adenyo Inc., Motricity Canada Inc. (formerly named 7761520 Canada Inc.), Motricity Inc. and the other parties thereto. The assets include, without limitation, Adenyo’s interest in a subsidiary, equipment, software, accounts receivable, licenses, intellectual property, customer and supplier lists, and contractual rights. Adenyo is a mobile marketing, advertising and analytics solutions provider with operations in the United States, Canada and France. Adenyo’s mobile advertising, marketing and analytics technology further strengthens our ability to capitalize on the strong growth of both smartphone and mobile advertising markets. In addition, we are significantly expanding our customer and revenue base with the addition of a leading global advertising agency and enterprise brand.

As consideration for the Acquisition, we paid $49,089 in cash and issued 3,277,002 shares of common stock, with a fair market value of $43,355. In addition, Adenyo shareholders are entitled to receive up to an additional $50,000 pursuant to a contingent earn-out. The earn-out consideration will be payable in cash, shares of Motricity’s common stock, or a mix of both, at our discretion, and any shares will be valued based on a 10-day average closing price prior to their issuance. The amount of contingent earn-out consideration that will be payable will be determined by whether Adenyo meets certain non-GAAP based revenue and EBITDA (as such terms are defined in, and calculated pursuant to the Arrangement Agreement) targets, during the first full twelve calendar months following the closing of the Acquisition. The earn-out consideration is uncertain. The value of this earn-out included in the purchase price consideration of $720 was based upon identifying several potential earning scenarios and assigning a probability of each occurring.

The unaudited pro forma condensed combined balance sheet as of December 31, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 are derived from the historical financial information of Motricity and Adenyo after giving effect to the pro forma adjustments relating to the Acquisition. The acquisition of Adenyo has been accounted for using the acquisition method of accounting in accordance with the business acquisition standards. Under the acquisition method of accounting, the total estimated purchase consideration of the acquisition was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The fair value guidance requires that the fair value measurements reflect the assumptions market participants use in pricing an asset or liability based on the best information available. Under the acquisition method of accounting, acquisition related transaction costs (e.g. investment banking fees, professional fees for legal, accounting, tax, due diligence and other related services costs) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.

2. Preliminary Estimated Purchase Price Allocation

The following table summarizes the purchase consideration paid in connection with the Arrangement Agreement:

Cash consideration	$49,089
Common stock (3,277,002 shares at $13.23 per share)	43,355
Fair value of contingent earn-out consideration to Adenyo shareholders	720

Total	$93,164

The number of Motricity common shares issued to Adenyo shareholders was determined per the Arrangement Agreement. The accounting purchase consideration related to these shares is determined based on the stock price at the date of the Acquisition. The majority of Adenyo shares were not owned by employees who became employees of Motricity.

The contingent earn-out is payable to Adenyo shareholders and is considered part of the total purchase price consideration. Accordingly, a liability will be recognized for the estimated acquisition date fair value of the contingent earn-out consideration based on the probability of the achievement of the related milestones. Any change in the fair value of the contingent earn-out consideration subsequent to the acquisition date, including changes from events after the acquisition date, will be recognized in earnings in the period the estimated fair value changes. Achievement of revenues and EBITDA lower than the target amount will result in less than $50,000 being paid out. Actual achievement below certain thresholds will reduce the liability to zero.

The fair value estimate assumes probability-weighted revenues and EBITDA are achieved over the earn-out period. In developing these estimates, we considered the financial projections of Adenyo’s management, Adenyo’s historical results and general business and industry trends. This fair value measurement is based on significant financial inputs not observed in the market and thus represents a Level 3 measurement as defined by the Financial Accounting Standards Board. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. We assumed a probability of 5% of meeting the minimum earn-out consideration.

The following table summarizes the preliminary estimated fair values of the assets acquired and the liabilities assumed as if the Acquisition occurred on December 31, 2010:

Tangible assets acquired and liabilities assumed
Cash	$471
Accounts receivable	6,708
Other current and noncurrent assets	1,116
Accounts payable, accrued expenses and other current liabilities	(8,080)
Loans and borrowings	(768)
Deferred revenue	(819)
Deferred tax liability	(1,953)
Other noncurrent liabilities	(633)

Net tangible liabilities assumed	(3,958)
Identifiable intangible assets	18,684
Goodwill	78,438

Total purchase price	$93,164

The following represents details of the purchased intangible assets as part of the acquisition:

	Estimated useful life (in years)	Amount
Technology	5-7	$10,076
Customer Relationships	4	8,485
Tradename	3	123

		$18,684

The fair values of Technology and Tradename were estimated using a relief from royalty method based on discounted cash flows. Customer Relationships were estimated based on an income approach using the excess earnings method. Present value discount rates between 21% and 25% were selected to reflect the risk characteristics of the assets. These discount rates were applied to the projected cash flows associated with the assets in order to value the intangible assets. The remaining useful life of Technology was based on historical product development cycles, the projected rate of technology migration, and the pattern of projected economic benefit of the asset. The remaining useful lives of Customer Relationships were estimated based on customer attrition, new customer acquisition, and future economic benefit of the asset. The estimated useful life of the Tradename was determined based on market participant expectations related to the use of the Tradename and the related future economic benefit expected to be received.

The Acquisition will expand our market opportunity and strengthen our position as the leading mobile internet platform for the monetization of content and data. This contributed to a purchase price resulting in the recognition of goodwill.

3. Historical Financial Statements

The historical financial statements of Adenyo at and for the year ended December 31, 2010 presented in the unaudited pro forma condensed combined financial statements were derived from the audited consolidated financial statements included in Exhibit 99.1 to this current report on Form 8-K/A. The consolidated financial statements of Adenyo were prepared in accordance with International Financial Reporting Standards (“IFRS”). The reconciliation from IFRS to US GAAP is presented in Note 25 of the Notes to Consolidated Financial Statements from which the historical financial statements were derived. Certain amounts have been reclassified to conform to Motricity’s financial statement presentation.

4. Pro Forma Adjustments

The historical financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

(a)	To record the $49,089 cash used to fund the Acquisition and adjust the portion of the cash balance of Adenyo totaling $3,089 not acquired per the Arrangement Agreement.

(b)	To adjust certain assets and liabilities of Adenyo not acquired or assumed by Motricity.

(c)	To adjust certain prepaid expenses to the preliminary estimate of their fair value.

(d)	To adjust the assumed property and equipment to the preliminary estimate of their fair value.

(e)	To record the preliminary estimate of the fair value of identifiable intangible assets and goodwill acquired and adjust the intangible assets and goodwill previously on the Adenyo books. See detailed discussions in Note 2 to the unaudited pro forma condensed combined financial statements.

(f)	To offset a deferred tax asset related to a net operating loss carryforward in France with a deferred tax liability associated with acquisition related non-deductible intangible assets in France.

(g)	To accrue the estimated transactions costs of $2,842 we incurred subsequent to December 31, 2010. Transaction cost liabilities of Adenyo were not assumed by Motricity.

(h)	To adjust the assumed deferred revenue to the preliminary estimate of its fair value.

(i)	To record $318 of liability associated with the holdback from a previous acquisition by Adenyo. Prior to the Acquisition, this holdback was to be paid in stock of Adenyo Inc. and accordingly was classified in equity. When this liability was assigned to Motricity, it was agreed that when due, it would be paid with cash. In addition, to accrue the estimated fair value of contingent earn-out consideration to selling shareholders of $720.

(j)	To eliminate the historical stockholders’ equity of Adenyo and record the estimated transaction costs of approximately $2,842 (see (g) above) assumed to have been incurred at December 31, 2010 in the accumulated deficit.

(k)	To record the issuance of 3,277,002 shares of common stock at $13.23 per share to Adenyo shareholders as part of the total price consideration per the Arrangement Agreement.

(l)	To adjust the amortization of the preliminary fair value of the identifiable assets from the Acquisition calculated as follows:

	Intangible Assets	Estimated useful life (in years)	Pro forma amortization
Technology	$10,076	5-7	$1,192
Customer Relationships	8,485	4	1,767
Tradename	123	3	41

	$18,684		$3,000

(m)	To record the tax effect of the pro forma adjustment (l) calculated at the statutory rate of 35%.

(n)	To adjust the weighted average shares used in computing basic and diluted loss per share for the number of shares issued in connection with the Acquisition.